Loan and Security Transfer Agreement

between

Oakridge Global Energy Solutions, Inc.

and

Recharge ApS

and

Leclanché S.A.

and

Leclanché GmbH

regarding

the CHF 5'000'000 convertible loan and investment agreement dated as per 30 May 2014 and the security agreements referred to therein

Contents

Recitals		3
1.	Definitions and Interpretation	4
2.	Objects of Sale and Purchase	6
3.	Purchase Price	7
4.	Payment of the Purchase Price	7
5.	Closing	8
6.	Closing Actions	10
7.	Post-Closing Actions	11
8.	Representations and Warranties	12
9.	Further Covenants	16
10.	Miscellaneous Provisions	17
Schedule 1 - Amended and Restated Convertible Loan and Investment Agreement dated as per 30 May 2014		23
Schedule 2 -4 - Transferred Security Agreements		24
Schedule 5 - Calculation of Accrued Interest		25
Schedule 6 - Invitation to the EGM		26
Schedule 7 - Request of Exemption to TOB		27
Schedule 8 - Form of Written confirmation to be provided by Bruellan		28
Schedule 9 - Statement of outstanding claims by the Borrower		29
Schedule 10 - Release letter from the Borrower confirming full release under the Support Letter		30
Schedule 11 - Form of letter in connection with Clause 9.5 to be signed by Precept and Transferor Lender		31
Schedule 12 - Form of confirmation of receipt of payment and release from certain obligations by the Borrower to Transferor Lender		32

This agreement (the "Agreement") is made between:

(1)

Oakridge Global Energy Solutions, Inc. (formerly Oak Ridge Energy Technologies, Inc.), with principal executive office at 3046 East Brighton Place, Salt Lake City, UT 84121, United States of America and head quartered 751 North Drive, Suite 9, Melbourne, FL 32934, United States of America, as lender (the "Transferor Lender");

(2)

Recharge ApS, Frederiksgade 21, 1st Floor, 1265 Copenhagen, Denmark, as transferee lender (the "Transferee Lender");

(3)

Leclanché S.A., Avenue des Sports 42, CH-1400 Yverdon-les-Bains, Switzerland, as borrower (the "Borrower"); and

(4)

Leclanché GmbH, Industriestrasse 1, 77731 Willstätt, Germany (the "Subsidiary").

RECITALS

(A)

The Borrower is a Swiss share corporation (Aktiengesellschaft) with domicile at Avenue des Sports 42, CH-1400 Yverdon-les-Bains, Switzerland and listed in the main board of the SIX Swiss Exchange. The Borrower develops and manufactures customized electric energy storage solutions for industrial applications in the form of large format lithium-ion cells, batteries and battery modules and offers to its customers a broad range of battery related services. The Borrower also distributes standard batteries and related accessories in Switzerland. Its main businesses are Stationary Electricity Storage Solutions, Portable Energy Storage Solutions and Distribution Products.

(B)

The Transferor Lender is a share corporation incorporated under the laws of the State of Colorado and is a publicly traded company listed as OGES on the OTC, whose primary business is the licensing, further development, manufacturing and marketing of products incorporating thin film battery technologies.

(C)

Precept Fund Management SPC, with domicile at Ground Floor, Harbour Centre, 42 North Church Street, P.O. Box 1569, George Town, Grand Cayman KY1-1110, Cayman Islands ("Precept") on behalf of Precept Fund Segregated Portfolio ("Precept SP") is currently majority shareholder of the Borrower and Precept on behalf of Prescient Fund Segregated Portfolio and on behalf of Precept SP is currently the majority shareholder of the Transferor Lender.

(D)

On 8 July 2013, the Borrower and Precept SP entered into a loan agreement (the "Loan Agreement") under which Precept SP granted the Borrower a 2 per cent. CHF 17m (Swiss Franc seventeen million) three year term loan convertible into registered shares of the Borrower and secured by assets of the Borrower that has been fully (i) drawn by the Borrower and (ii) converted by Precept SP into registered shares of the Borrower. The Loan Agreement has been terminated.

(E)

On 3 March 2014, Precept SP issued a letter of support with respect to the Borrower. The Letter of Support confirmed Precept's willingness (on the basis of the Borrower's management anticipating working capital cash requirements of about CHF 1'300'000 by December 2013) to continue fully supporting the Borrower's business, including taking such steps within its powers at least until 31 March 2015 to facilitate the provision of additional funding as reasonably requested by the Board upon showing a need of such funding.

(F)

On 30 May 2014, the Borrower and the Transferor Lender, which is a majority-owned subsidiary of Precept, entered into a loan agreement (the "Convertible Loan and Investment Agreement") under which the Transferor Lender granted the Borrower a 2 per cent. CHF 3m (Swiss Franc three million) two year term loan due in 2016, convertible into registered shares of the Borrower and secured by assets of the Borrower and the Subsidiary.

(G)

By an amendment and restatement agreement dated 2 August 2014, the Borrower and the Transferor Lender agreed to increase the loan amount of the CLIA by CHF 2m to a total of CHF 5m (Swiss Franc five million) that has been fully drawn by the Borrower (the "Amended and Restated CLIA").

(H)

The Transferor Lender now wishes to sell, transfer and assign the CLIA together with all security granted by the Borrower pursuant to clause 2.3 CLIA to the Transferee Lender and the Transferee Lender is willing to purchase and acquire the CLIA together with all security with the consent of the Borrower and the Subsidiary (the "Transaction").

1.

DEFINITIONS AND INTERPRETATION

1.1

Definitions

Unless defined otherwise in this Agreement, capitalised terms used herein shall have the meanings assigned to them in the Convertible Loan and Investment Agreement. In addition:

"Accrued Interest" shall have the meaning defined in Clause 3.

"Amended and Restated CLIA" shall have the meaning defined in recital (G).

"Bank Confirmation" shall have the meaning defined in Clause 7(ii).

"Bruellan" shall have the meaning defined in Clause 4(i).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business during regular working hours in Zurich and London.

"EGM" shall have the meaning defined in Clause 5.2.2.

"Closing" shall have the meaning defined in Clause 6.

"Closing Date" shall have the meaning defined in Clause 5.1.

"Closing Minutes" shall have the meaning defined in Clause 6.4.

"CO" shall mean the Swiss Code of Obligations of 30 March 1911.

"Conversion Notice" shall have the meaning defined in Clause 7(ii).

"Convertible Loan and Investment Agreement" or "CLIA" shall have the meaning defined in recital (F).

"Finance Documents" shall mean:

(a)

the Amended and Restated CLIA;

(b)

any New Loan Agreement;

(c)

any document providing security interests (Kreditsicherheiten) in respect of the Amended and Restated CLIA or a New Loan Agreement; and

(d)

this Agreement.

"Loan Agreement" shall have the meaning defined in recital (D).

"Long Stop Date" shall have the meaning defined in Clause 5.1.

"New Loan" shall mean any additional loan granted by the Transferee Lender as of the date hereof or in the future to the Borrower and/or the Subsidiary.

"New Loan Agreement" means any document under which a New Loan is granted.

"Notices" shall have the meaning defined in Clause 10.7.

"Precept" shall have the meaning defined in recital (C).

"Precept SP" shall have the meaning defined in recital (C).

"Purchase Price" shall have the meaning defined in Clause 3.

"Tax" means any tax, duty or other charge including income taxes, VAT, any turnover or cost related tax, withholding tax, capital tax, stamp duties, payroll tax, social security tax and property tax, including interest, penalties or fines related thereto.

"Transaction" shall have the meaning defined in recital (H).

"Transferred Contract" shall mean the Amended and Restated CLIA. A copy is attached as Schedule 1.

"Transferred Items" shall mean the Transferred Contract, the Transferred Security Agreements and the Transferred Security.

"Transferred Security" shall mean the Assigned Claims (as defined in the Security Agreement) and the Pledge (as defined in the IP Pledge Agreement).

"Transferred Security Agreements" (copies attached as Schedules 2-4) shall mean:

(a)

the re-assignment and security assignment agreement regarding all present and future receivables, claims from intra-group loans and bank account claims entered into by the Borrower as assignor, Precept as re-assignor and the Transferor Lender as assignee, dated as per 6 August 2014 (the "Security Agreement");

(b)

the patent and trademark pledge agreement entered into by the Borrower as pledgor and the Transferor Lender as pledgee,  dated 6 August 2014 (the "IP Pledge Agreement"); and

(c)

the pledge (Anteilsverpfändungsvertrag) over all of the present and future shares in the Subsidiary representing 100% of the share capital of the Subsidiary entered into by the Borrower as pledgor, the Transferor Lender as pledgee and the Subsidiary, dated 21 August 2014 (the "Share Pledge Agreement");

1.2

Interpretation

In this Agreement:

(a)

references to any person include a reference to any physical or legal person, corporation or other body corporate, government, state or agency of a state or any joint venture, association, investment fund or partnership (whether or not having separate legal personality), as well as to any of its successors, permitted assignees and transferees;

(b)

references to an agreement or any other instrument or document is a reference to that agreement or other instrument or document as amended, novated, supplemented, extended, replaced or restated from time to time;

(c)

references to Clauses and Schedules are references to, respectively, clauses of and schedules to this Agreement;

(d)

a defined Finance Document or another document is a reference to that defined Finance Document or that other document as (from time to time) amended, restated, varied, supplemented, extended or novated;

(e)

words importing the plural shall include the singular and vice versa;

(f)

"including" means "including without limitation", not limiting the term(s) to which the word relates to the example(s) thereafter mentioned;

(g)

reference to a provision of law is a reference to that provision as modified, amended or re-enacted; and

(h)

reference to a time of day is, except as otherwise provided for, a reference to Zurich time.

2.

 OBJECTS OF SALE AND PURCHASE

2.1

Sale and Purchase of the Assets

Subject to the terms and conditions of this Agreement,

(i)

the Transferor Lender agrees to sell, transfer and assign, and herewith sells, transfers and assigns with effect as per Closing, and the Transferee Lender agrees to purchase and accept the Transferred Items, whereby the Transferee Lender will assume all rights and obligations of the Transferor Lender under, and replace the Transferor Lender as a party to, the Transferred Contract and the Transferred Security Agreements, once this Agreement has been completed pursuant to Clause 5;

(ii)

the Borrower consents to the sale, transfer and assignment of the Transferred Items, and of all rights and obligations thereunder and, accordingly, to the replacement of the Transferor Lender by the Transferee Lender as a party to the Transferred Contract and the Transferred Security Agreements as per Closing, fully entitled to all rights, claims and security rights existing thereunder;

(iii)

the Subsidiary consents to the sale, transfer and assignment of the Share Pledge Agreement (to the extent this is required), and of all rights and obligations thereunder, and, accordingly, to the replacement of the Transferor Lender by the Transferee Lender as a party thereto as per Closing, fully entitled to all rights, claims and security rights existing under the Share Pledge Agreement; and

the Borrower, the Subsidiary and the Transferor Lender shall upon reasonable request of the Transferee Lender co-operate with the Transferee Lender and use their best endeavours in assisting the Transferee Lender with regard to all steps required to effect the transactions contemplated by this Agreement.

For the avoidance of doubt, as from Closing, any reference in the definitions of "Secured Obligations" in the Security Agreement and in the IP Pledge Agreement to (i) "Assignee" and "Pledgee", respectively, shall refer to the Transferee Lender.

2.2

Transfer of Risk and Benefit / No Assumption of Liabilities

Unless explicitly provided otherwise herein, the benefit and the risk of the Transferred Items (Übergang von Nutzen und Gefahr) shall pass to the Transferee Lender on the Closing Date.

3.

  PURCHASE PRICE

The purchase price to be paid by the Transferee Lender with regard to the sale of the Transferred Items shall be CHF 5'250'000.00 (the "Purchase Price"). The accrued interest (the "Accrued Interest") on the Amended and Restated CLIA per 31 January 2015 in the amount of CHF 58'000.00, calculated in line with the spread sheet set forth in Schedule 5, shall be paid by the Borrower to the Transferor Lender as set forth in Clause 4 below.

4.

  PAYMENT OF THE PURCHASE PRICE

The Transferor Lender instructs the Transferee Lender pursuant to Article 466 CO to pay the Purchase Price as follows:

(i)

CHF 4'300'000.00 (Swiss francs 4.3 million) to the following Swiss bank account of Bruellan Corporate Governance Action Fund, Walker House, 87 Mary Street, George Town, Grand Cayman, KYI-9005, Cayman Islands ("Bruellan") or its counsel:

Bank:

UBS AG

Account no.

IBAN:

BIC:

Reference:

Recharge obo Precept

(ii)

CHF 492'000.00 (Swiss francs four hundred and ninety-two thousand) comprising of the amount of CHF 700'000.00 owed by Precept to the Borrower under a certain professional services agreement of June 2014, less the amounts of (X) CHF 150'000.00 as set forth in Clause 10.2 and (Y) Accrued Interest of CHF 58'000.00 to the following Swiss bank account of the Borrower or its counsel:

Bank:

UBS AG

IBAN:

BIC:

Reference:

Recharge

(iii)

CHF 458'000.00 (Swiss francs four hundred and fifty-eight thousand) being the difference between the Purchase Price and the amounts to be transferred to Bruellan and the Borrower (comprising of (X) the fee under the Amended and Restated CLIA reduced to CHF 250'000, (Y) the amount of CHF 150'000 as set forth in Clause 10.2, and (Z) the Accrued Interest of CHF 58'000), to the following bank account of the Transferor Lender's Swiss counsel (Pestalozzi Rechtsanwälte AG):

Bank:

UBS AG, Löwenplatz, 8001 Zürich

Account no.

IBAN:

BC:

SWIFT/BIC:

Reference:

Precept

5.

  CLOSING

5.1

Date and Place of Closing

Subject to the satisfaction or waiver of the conditions to Closing set forth in Clause 5.2, the Closing shall take place at the offices of Prager Dreifuss AG, Mühlebachstrasse 6, 8008 Zurich, Switzerland (or such other place as the parties may agree in writing) at 9am CET on the fifth Business Day following satisfaction of the conditions precedent set forth in Clause 5.2 but in no event later than on 31 January 2015 (the "Long Stop Date"), unless mutually agreed otherwise between the parties (the "Closing Date").

If Closing has not taken place by the Long Stop Date, each party may withdraw from this Agreement by giving written notice to the other parties except that each party shall forfeit such right if it willfully or grossly negligently prevents or interferes with the satisfaction of the conditions to Closing set forth in Clause 5.2. If this Agreement is terminated, such termination shall be without liability of the terminating party, provided that if such termination is the result of the willful or grossly negligent misconduct of a party, such defaulting party shall be liable for any damage, loss, cost or expense incurred or sustained as a result of such misconduct.

5.2

Conditions to Closing

The obligations of each party to complete the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (by the party in whose favour such conditions precedent are stated) on the Closing Date of all the conditions precedent set forth below:

5.2.1

Performance Obligations

Each of the parties shall have performed and / or complied with all its obligations and covenants under this Agreement which are or become due before the Closing Date.

5.2.2

Approval by the Extraordinary Shareholders Meeting of the Borrower

The Extraordinary Shareholders Meeting of the Borrower (the "EGM") shall have (i) elected the two directors nominated by the Transferee Lender and (ii) approved all resolutions in accordance with the proposals made by the board of directors of the

Borrower in the final draft invitation to the EGM attached as Schedule 6, and the filing of the relevant documentation with the commercial register shall have occurred within three Business Days after the EGM.

5.2.3

Exemption granted by Swiss Takeover Board

The Swiss Takeover Board shall have granted a final, not appealable exemption from the duty to make a mandatory offer in accordance with the draft request attached as Schedule 7.

5.2.4

No withdrawal of payment instructions

The Transferor Lender has not withdrawn its payment instructions pursuant to Clause 4.

5.2.5

Notice of payment instructions to the Borrower and Bruellan (Article 470(1) CO)

The Transferor Lender shall inform Bruellan about the payment instructions pursuant to Clause 4. The Borrower confirms having taken notice of the payment instruction in its favour by signing this Agreement.

5.2.6

Confirmation and Agreement of Bruellan

Bruellan shall have provided to Precept and the Transferee Lender a written confirmation materially in the form as set forth in Schedule 8, confirming (i) that it will, immediately upon receipt of such part of the Purchase Price payable to Bruellan as per Clause 4, duly execute a confirmation of receipt of payment and release from obligations and deliver to Precept the original of such confirmation, (ii) that it has taken note of the payment instruction in Clause 4 in its favour, and (iii) that it will adhere to the terms of Clause 9.5 of this Agreement.

5.2.7

No Judgment, no Event of Default

(i)

The Closing shall not have been prohibited by a judgment or order and there shall be no claim pending which is reasonably likely to be successful and which seeks to prohibit the Closing.

(ii)

No Event of Default has occurred.

5.2.8

Approvals by the Parties

(i)

The competent corporate management body of the Transferor Lender shall have approved the sale, transfer and assignment of the Transferred Items pursuant to, and the execution and completion of, this Agreement by the Transferor Lender.

(ii)

The competent corporate or management body of the Transferee Lender shall have approved the purchase and acceptance of the Transferred Items pursuant to, and the execution and completion of, this Agreement by the Transferee Lender.

(iii)

The competent corporate or management body of the Borrower shall have approved the execution and completion of this Agreement by the Borrower and the Subsidiary.

(iv)

The competent corporate or management body of the Subsidiary shall have approved the execution and completion of this Agreement by the Subsidiary.

5.2.9

Delivery of Statement of Outstanding Claims under the Amended and Restated CLIA, Release and no Event of Default

On the Closing Date, the Borrower shall have delivered to the Transferor Lender and the Transferee Lender:

(i)

a statement of all claims (principal, interest, fees and expenses) existing under or in connection with the Amended and Restated CLIA as per the Closing Date in the form attached as Schedule 9 confirming that these amounts are owed, due and outstanding;

(ii)

a formal release of Precept from any obligations under the letter of support as set forth in Schedule 10;

(iii)

a written confirmation, dated as of the Closing Date, that no Event of Default has occurred; and

(iv)

a written confirmation, dated as of the Closing Date, that no representations and warranties under the Amended and Restated CLIA have been breached.

5.2.10Preparation of conversion resulting in 9.99% of the Borrower's share capital

On the Closing Date, the Transferee Lender shall have taken all necessary steps and shall have prepared all necessary documents (incl. the appointment of the bank, the conversion and subscription declaration, the set-off declaration, etc.) in cooperation with, and with the support of, the Borrower to allow for a conversion as per section 7 of the Amended and Restated CLIA to such extent that the Transferee Lender shall hold, as of the Closing Date, 9.99% of the Borrower's share capital, calculated on a post-conversion basis.

6.

  CLOSING ACTIONS

On the Closing Date, the following actions (the "Closing") shall be taken:

6.1

Obligations of Transferor Lender

Against the Transferee Lender's performance of its obligations as set out in Clause 6.2, and against the Borrower's obligations as set out in Clause 6.3 the Transferor Lender shall:

(i)

transfer and deliver to the Transferee Lender the originals of the Transferred Contract and the Transferred Security Agreements and all relating documentation, it being understood that the Transferor Lender shall be entitled to retain copies of the respective documents;

(ii)

immediately upon receipt of the amount referred to in Clause 4(iii) deliver the letter required by the Transferee Lender in connection with Clause 9.5 attached as Schedule 11, duly signed by all parties thereto.

6.2

Obligations of the Transferee Lender

Against the Transferor Lender's performance of its obligations as set out in Clause 6.1, the Transferee Lender shall pay the Purchase Price in accordance with Clause 4.

6.3

Obligations of the Borrower

Immediately upon receipt of such part of the Purchase Price payable to the Borrower as per Clause 4, the Borrower shall execute the confirmation of receipt of payment and release from obligations as set forth in Schedule 12 and deliver to the Transferor Lender the original of such document.

6.4

Closing Actions Simultaneous

All actions taken at Closing in accordance with this Clause 6 shall be deemed to have occurred simultaneously. If and as long as any such action has not occurred, including but not limited to Bruellan and the holder of the bank account as per Clause 4(iii)) not having confirmed in writing the receipt of such part of the Purchase Price payable to Bruellan and the Transferor Lender, respectively, as per Clause 4, the Closing shall not be deemed to have occurred.

6.5

Closing Minutes

On the Closing Date the parties shall execute closing minutes (the "Closing Minutes") confirming the satisfaction of the conditions precedent to Closing as set out in Clause 5.2, describing the closing actions pursuant to Clauses 6.1-6.3 and evidencing the occurrence of the Closing. The Closing Minutes shall be prepared by the Transferee's Lender's legal counsel in cooperation with the Transferor Lender's legal counsel reasonably prior to the Closing Date.

7.

  POST-CLOSING ACTIONS

(i)

Immediately upon Closing, but still on the Closing Date, the Borrower shall deliver to the Intercompany Debtors (as defined in the Security Agreement) a notification of the assignment by the Transferor Lender to the Transferee Lender of the Intercompany Receivables (as defined in the Security Agreement) and obtain an acknowledgment from the Intercompany Debtors (as defined in the Security Agreement), substantially in the same form as set out in Annex 1.1(o) thereto, and (ii) and cooperate with the Transferee Lender and use its best efforts in assisting the Transferee Lender in collecting Intercompany Receivables (as defined in the Security Agreement).

(ii)

Immediately upon Closing, but still on the Closing Date, the Transferee Lender shall

(A)

execute and dispatch to the bank the conversion notice as per Art. 653e CO and clause 7 of the Amended and Restated CLIA, effect the conversion to such extent that the Transferee Lender shall hold, as of the Closing Date, 9.99% of the Borrower's share capital, calculated on a post-conversion basis (the "Conversion Notice"); and

(B)

procure that the bank, which was appointed pursuant to Art. 653e para 2 CO, delivers to the Borrower and the Transferee Lender, still on the Closing Date, a copy of the bank's confirmation that it received all necessary documents and that the conversion occurred ("Bank Confirmation").

Notwithstanding any provision to the contrary in any agreement or document between the Parties (in particular, without limitation, the Finance Documents), the Parties agree that the Transferor Lender shall be entitled to dispose of such number of shares in the Borrower that the Transferor Lender's stake in the Borrower falls below the threshold of 49% of the voting rights in the Borrower, if the Transferor Lender does not receive copies of the Conversion Notice and the Bank Confirmation at the Closing Date, always provided that the Transferor Lender has promptly complied with his obligations under Clause 6.1.

(iii)

Within 10 Business Days after  the Closing Date, the Borrower, the Subsidiary and the Transferee Lender shall have entered into a second ranking share pledge agreement (zweitrangige Verpfändung von Geschäftsanteilen) governed by German law.

(iv)

The Transferor Lender, the Transferee Lender, the Borrower and the Subsidiary agree that any time, or from time to time, after the Closing Date, upon reasonable request of the Transferee Lender, the Transferor Lender, the Borrower and the Subsidiary will execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered such other instruments of transfer and notices, and take such other action as the Transferee Lender or the Transferor Lender may reasonably require, to vest in the Transferee Lender title or rights to any of the rights (including security rights) and assets covered by the Transferred Items.

8.

  REPRESENTATIONS AND WARRANTIES

8.1

Representations and Warranties of the Transferor Lender

The Transferor Lender hereby represents and warrants to the Transferee Lender that the representations and warranties as set forth in this Clause 8.1 are true and accurate in all respects as of the date of this Agreement and as of the Closing Date, except for those representations and warranties explicitly made as of a specific time only which shall be true and correct as of such time only.

8.1.1

Capacity, Authority

(i)

The Transferor Lender is duly incorporated and validly existing under the laws of the United States of America and has all requisite corporate power and authority to own its assets and to carry out its business.

(ii)

Subject to the corporate actions of the Transferor Lender set forth in Clause 5.2.8(i) the execution and performance by the Transferor Lender of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Transferor Lender and have been duly authorized by all necessary corporate action on part of the Transferor Lender.

(iii)

The execution and performance by the Transferor Lender of this Agreement and the consummation of the transactions contemplated herein do not (i) violate the articles of association or by-laws of the Transferor Lender or (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Transferor Lender, and there is no action, law suit, investigation or proceeding pending against, or threatened in writing against, the Transferor Lender before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the Transaction.

8.1.2

Litigation, Investigations and Insolvency

(i)

The Transferor Lender is not involved as a party in any litigation, arbitration or administrative proceedings in relation to any of the Transferred Items and no such proceedings have been threatened by or against them.

(ii)

The Transferor Lender has not received notice from the Borrower in the 12 months prior to the date of this Agreement (or is otherwise aware) of any current or pending investigation by a governmental entity concerning any Transferred Item other than in connection with the exemption request submitted to the Swiss Takeover Board on 19 July 2013 and/or as otherwise disclosed in the Finance Documents.

(iii)

No order has been made and no resolution has been passed or meeting convened for the winding-up of the Transferor Lender or for a provisional liquidator to be appointed in respect of the Transferor Lender  and there are no cases or proceedings under applicable insolvency, bankruptcy, composition, moratorium, or similar laws and no events have occurred which would justify or require any such case or proceedings.

8.1.3

Transferred Items

(i)

All documents relating to the Transferred Items supplied by the Transferor Lender to the Transferee Lender as photocopies or copies received by fax or by electronic means conform, with respect to the Transferor Lender, (A) to the originals, (B) such originals are authentic and complete and (C) all signatures, seals, duty stamps or markings of the Transferor Lender on such originals are genuine.

(ii)

The Transferred Contract and the Transferred Security Agreements have been validly executed by the Transferor Lender.

(iii)

The claims (principal, interest, fees and expenses) of the Transferor Lender under the Amended and Restated CLIA are owned by the Transferor Lender, have not been assigned and are free and clear of any encumbrance, security or other lien.

8.2

Representations and Warranties of the Transferee Lender

The Transferee Lender hereby represents and warrants to the Transferor Lender that the representations and warranties as set forth in this Clause 8.2 are true and accurate in all material respects as of the date of this Agreement and as of the Closing Date.

8.2.1

Organization and Qualification

(i)

The Transferee Lender is duly incorporated and validly existing under the laws of Denmark and has all requisite corporate power and authority to own its assets and to carry out its business.

(ii)

Subject to the corporate actions of the Transferee Lender set forth in Clause 5.2.8(ii) the execution and performance by the Transferee Lender of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Transferee Lender and have been duly authorized by all necessary corporate action on part of the Transferee Lender.

(iii)

The execution and performance by the Transferee Lender of this Agreement and the consummation of the transactions contemplated herein do not (i) violate the articles of association or by-laws of the Transferee Lender or (ii) violate any applicable law, regulation, judgment, injunction or order binding on the Transferee Lender, and there is no action, law suit, investigation or proceeding pending against, or threatened in writing against, the Transferee Lender before any court, arbitration panel or governmental authority which in any manner challenges or seeks to prevent, alter or delay the Transaction.

(iv)

The Agreement constitutes a legal, valid and binding agreement of the Transferee Lender.

(v)

No order has been made and no resolution has been passed or meeting convened for the winding-up of the Transferee Lender or for a provisional liquidator to be appointed in respect of the Transferee Lender, and there are no cases or proceedings under applicable insolvency, bankruptcy, composition, moratorium, or similar laws and no events have occurred which would justify or require any such case or proceedings.

8.3

Representations and Warranties Exclusive

Each party acknowledges that, other than as expressly provided in Clauses 8.1 and 8.2, respectively, the other party has not made, and does not make, and that it has not relied and does not rely on, any representation or warranty, express or implied, pertaining to the subject matter of this Agreement.

8.4

Representations and Warranties of the Borrower

Referring to clause 8 of the Amended and Restated CLIA, the Borrower:

(i)

makes the representations and warranties as if the Closing Date (under this Agreement) were the date of a Utilisation Request; and

(ii)

undertakes to inform the Transferee Lender (with copy to the Transferor Lender) of any breaches in accordance with clause 8.2 of the Amended and Restated CLIA immediately prior to the Closing.

The Borrower further represents and warrants that

(iii)

all information disclosed in the data room, in this Agreement or otherwise provided to the Transferee Lender by the Borrower or the Subsidiary in connection with the transactions pursuant to this Agreement and the New Loan Agreements is complete, accurate and not misleading;

(iv)

all such information and documents concerning the Borrower and the Subsidiary supplied to the Transferee Lender by the Borrower or its agents were provided in good faith in accordance with Transferee Lender's information requests;

(v)

to Borrower's best knowledge, the information disclosed to the Transferee Lender in the data room consists of all material documents in order to enable the Transferee Lender to accurately assess the financial, commercial, legal, insurance, tax and environmental situation of the Borrower and the Subsidiary, and no material information has been concealed which could have a material negative impact on the value of the Borrower or the Subsidiary;

(vi)

the Transferred Contract and the Transferred Security Agreements have been validly executed and constitute, after the sale, transfer and assignment pursuant to Clause 2 in favour of the Transferee Lender, legal, valid and binding obligations of the Borrower or the Subsidiary (as the case may be) enforceable against the Borrower or the Subsidiary in accordance with their terms; and

(vii)

all claims (principal, interest, fees and expenses) set out in the statement of outstanding claims to be provided by the Borrower pursuant to Clause 5.2.9(i) are existing in the full amount indicated therein, due, outstanding and owed by the Borrower in such full amount, assignable and free and clear of any encumbrance, security or other lien (other than any encumbrance existing under the Transferred Security Agreements).

9.

  FURTHER COVENANTS

9.1

Borrower's General Obligation

(i)

From the date of this Agreement until the Closing Date, the Borrower undertakes to operate the Business as a going concern, in the ordinary and usual course of business and preserve the goodwill and business of the customers.

(ii)

From the date of this Agreement, the Borrower undertakes to inform the Transferee Lender in accordance with clause 9 of the Amended and Restated CLIA and the Transferor Lender herewith grants its consent thereto.

9.2

Sale of Transferred Items

The Transferor Lender undertakes not to between the date of this Agreement and the Closing Date terminate, amend, or breach any of the Transferred Contract and the Transferred Security Agreements without the prior written consent of the Transferee Lender.

9.3

Information Duty of the Parties

The parties agree to, between the date of this Agreement and the Closing Date, inform each other of any matter, fact or circumstance that could make a representation or warranty under Clause 8.1 (in case of the Transferor Lender) or Clause 8.2 (in case of the Transferee Lender) untrue or incorrect, promptly upon becoming aware of such matter, fact or circumstance.

9.4

No Limitation to Representations and Warranties

Nothing in this Clause 9 shall operate to limit the relevant parties' representations and warranties or their respective rights.

9.5

Dilution

(i)

The Transferee Lender undertakes to the Transferor Lender that the Transferee Lender (or its affiliates) will not convert the Transferred Contract and the Convertible Loan Agreement dated 7 December 2014 (the "Convertible Loan Agreement") into shares of, or accept bonus shares (Gratisaktien) of the Borrower, to the extent that the issuance of shares so converted or accepted would result in the shareholding of Precept and/or OGES being diluted below 33 1/3% of the total outstanding share capital of the Borrower, at any point in time.

(ii)

The Transferee Lender's obligation under Clause 9.5(i) shall not apply in the following circumstances:

(A)

the conversion of the Transferred Contract into shares occurs prior to conversions under the Convertible Loan Agreement (it being understood that this subsection exempts only the conversion of the Transferred Contract into shares from the obligations pursuant to clause 9.5(i)); or

(B)

the Borrower successfully conducts a rights issue (including a rights issue in order to cover a Shortfall (as defined in the Convertible Loan Agreement)) or successfully conducts any other form of equity financing, including by way of private placements (it being understood that a convertible debt instrument will be considered as equity financing in the sense of this subsection (B) only once it has been fully converted into equity of the Borrower).

"Sucessfully" means in this subsection (B) that new shares have been subscribed (in cash or in kind) at least at par value.

(iii)

The obligation of the Transferee Lender under Clause 9.5(i) terminates if Precept and/or OGES and/or any other of their affiliates (the "Precept Group") have sold more than 760'000 shares in the Borrower (it being understood that any sales, transfers or disposals of Leclanché shares (Y) from one entity of the Precept Group to another entity of the Precept Group and/or (Z) that any entity of the Precept Group has acquired or subscribed for since the date of this Agreement, shall not count towards the sale of the 760'000 shares).

(iv)

For the avoidance of doubt,it is understood that the undertakings under this Clause 9.5 are obligations of the Transferee Lender, but not of the other parties hereto.

10.

  MISCELLANEOUS PROVISIONS

10.1

Conversion Ratio as defined in Schedule 3 of the Amended and Retated CLIA

For the avoidance of doubt, the Borrower, the Transferor Lender and the Transferee Lender agree that the Conversion Ratio shall be determined by dividing the aggregate of (i) the Loan plus (ii) Interest, (iii) the Fee and (iv) other amounts owed under the Loan, by the Conversion Price (all capitalised terms other than Borrower, Transferor Lender and Transferee Lender as defined in the Amended and Restated CLIA).

10.2

Transaction Costs and Taxes

Each party shall bear its own costs incurred in relation to this Agreement and the Transaction (including fees of attorneys, experts and advisors), but for Precept which shall be paid CHF 150'000 by the Borrower as a partial reimbursement for Precept's legal costs incurred in connection with the negotiation and drafting of the protocol and the Finance Documents. The CHF 150'000 shall be set off against the claim in the amount of CHF 700'000 of the Borrower against the Transferor Lender under a certain professional services agreement of June 2014 (and the Borrower hereby accepts and agrees to such set-off) and be paid as part of the Purchase Price as set forth in Clause 4(iii) to the Transferor Lender.

Each party shall bear its own taxes (VAT, sales tax etc., if any) incurred in relation to this Agreement and the Transaction.

10.3

Confidentiality of the Agreement

Each party undertakes to, and procures that its directors, officers, employees, and agents do, maintain the contents of this Agreement as well as all documents and information obtained in the negotiation, preparation and performance of this Agreement and relating to the other parties confidential and not disclose them to any third party, unless required to do so for the proper performance of this Agreement, by law or applicable stock exchange regulations, or as mutually agreed upon by the parties, also in case that the Transaction is not completed.

10.5

Entire Agreement and Precedence

Subject to the other agreements and documents entered or to be entered into pursuant to this Agreement or in connection with the Transaction, this Agreement constitutes the entire agreement between the parties with respect to its subject matter, and shall replace all other prior agreements or understandings of the parties relating thereto.

In the event of any conflict or contradiction between the terms of this Agreement, on the one side, and anything contained in any documents referred to or mentioned herein, on the other side, the terms of this Agreement shall take precedence as between the parties.

10.6

Amendments and Modifications

This Agreement, including this Clause 10.6, may not be amended or modified except by a document in writing duly executed by the parties. The parties agree that they jointly negotiated and prepared this Agreement and that it shall not be construed against any party on the grounds that such party prepared it.

10.7

Notices

All declarations, notices or other communications hereunder (the "Notices") shall be done in writing in the English language and delivered by hand or by courier or by facsimile or e-mail to the person at the addresses set forth below, or such other addresses as may be designated by the respective party to the other parties in the same manner.

Any Notice to be given to the Transferor Lender hereunder shall be addressed as follows:

Oakridge Global Energy Solutions, Inc.

attn. Chief Executive Officer

751 North Drive, Suite 9

Melbourne

FL 32934

United States of America

Tel.: +61 2 9233 0900

Email: Steve.Barber@preceptfundmanagement.com

with a copy to:

Precept Asset Management Limited

Attn. Steve Barber

Level 1, 16 O’Connell Street

Sydney, NSW 2000 Australia

Tel.: +61 2 9233 0700

Email: Steve.Barber@preceptfundmanagement.com

Any Notice to be given to the Transferee Lender hereunder shall be addressed as follows:

Recharge ApS

Frederiksgade 21, 1st Floor

1265 Copenhagen

Denmark

attn. Scott Macaw

Fax: +45 77 88 60 74

e-mail: s.macaw@howardscott.com

with a copy to:

Prager Dreifuss AG

Attn.: Andreas Moll

Mühlebachstrasse 6

CH-8008 Zurich

Fax: +41 (44) 254 55 99

e-mail: andreas.moll@prager-dreifuss.com

Any Notice to be given to the Borrower hereunder shall be addressed as follows:

Leclanché S.A.

attn. Chief Executive Officer / Chief Financial Officer

Avenue des Sports 42

1400 Yverdon-les-Bains

Switzerland

Tel: +41 2442 46510

e-mail: anil.srivastava@leclanche.ch and andrew.williams@leclanche.ch

Any Notice to be given to the Subsidiary hereunder shall be addressed as follows:

Leclanché GmbH

attn. Pierre Blanc (Geschäftsführer)

Industriestraße 1

77731 Willstätt

Germany

Fax: +49 7852 818-48

10.8

Transfer and Assignment

No party may transfer or assign, in whole or in part, this Agreement or any of its rights or obligations under this Agreement to any person without the prior written approval of the other parties, which shall not be unreasonably withheld.

10.9

Governing Law

This Agreement shall be governed by and construed in accordance with Swiss law, without regard to the conflict of laws principles.

10.10

Jurisdiction

Each party submits to the exclusive jurisdiction of the ordinary courts of the city of Zurich, Switzerland, venue being Zurich 1, and, if permitted the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich).

[THE NEXT PAGE IS THE SIGNATURE PAGE]

Zurich, 7 December 2014

Oakridge Global Energy Solutions, Inc.

/s/ Stephen J. Barber

Name: S. J. Barber

Title: Director

_____________________

Name:

Title:

Recharge ApS

/s/ Scott Macaw

Scott Macaw

Director

/s/ Robert Robertsson

Robert Robertsson

Director

Leclanché S.A.

/s/ Anil Srivastava

Name: Anil Srivastava

Title: CEO

/s/ A. Firmston-Williams

Name: A. Firmston-Williams

Title: CFO

Leclanché GmbH

/s/ Pierre Blanc

Name: Pierre Blanc

Title: Managing Director

/s/Fabrizio Marzolini

Name: Fabrizio Marzolini

Title: Prokurist

SCHEDULE 1: AMENDED AND RESTATED CONVERTIBLE LOAN AND INVESTMENT AGREEMENT DATED AS PER 30 MAY 2014

SCHEDULES 2 – 4: TRANSFERRED SECURITY AGREEMENTS

SCHEDULE 5: CALCULATION OF ACCRUED INTEREST

SCHEDULE 6: INVITATION TO THE EGM

SCHEDULE 7: REQUEST FOR EXEMPTION TO TOB

SCHEDULE 8: FORM OF WRITTEN CONFIRMATION TO BE PROVIDED BY BRUELLAN

SCHEDULE 9: STATEMENT OF OUTSTANDING CLAIMS BY THE BORROWER

SCHEDULE 10: RELEASE LETTER FROM THE BORROWER CONFIRMING FULL RELEASE UNDER THE SUPPORT LETTER

SCHEDULE 11: FORM OF LETTER IN CONNECTION WITH CLAUSE 9.5 TO BE SIGNED BY PRECEPT AND THE TRANSFEROR LENDER

SCHEDULE 12: FORM OF CONFIRMATION OF RECEIPT OF PAYMENT AND RELEASE FROM CERTAIN OBLIGATIONS BY THE BORROWER TO TRANSFEROR LENDER